Exhibit 99.1

                                                     FOR INFORMATION CONTACT:
                                                     Varian Medical Systems
                                                     Spencer Sias (650) 424-5782

                                                     FOR IMMEDIATE RELEASE

   VARIAN MEDICAL SYSTEMS ANNOUNCES INTENT TO ACQUIRE ACCEL INSTRUMENTS GMBH;
         COMPANY TO SUPPLY PROTON THERAPY PRODUCTS FOR CANCER TREATMENTS

PALO ALTO, Calif., January 4, 2007 - Varian Medical Systems, Inc., (NYSE:VAR) today announced it has signed an agreement to acquire ACCEL Instruments GmbH, a privately-held supplier of proton therapy systems for cancer treatment and scientific research instruments. The acquisition will enable Varian to offer products for delivering image-guided, intensity modulated proton therapy for selected cancer patients. Varian will invest approximately $30 million to acquire 100 percent of ACCEL, including its debt.

         "With this acquisition, we can meet the needs of customers who have begun to ask us for proton therapy capabilities that supplement their existing radiotherapy systems," said Tim Guertin, president and CEO of Varian Medical Systems. "This leverages our existing technology in treatment planning, image guidance and cancer informatics and it enables Varian to offer all the products needed for delivering proton therapy. We expect that we can build a several hundred million dollar proton therapy business over time."

         "We are excited about the technology and value we see in ACCEL which has a unique scanning beam technology that is ideal for intensity modulated proton therapy," Guertin added. "Also with ACCEL's superconducting cyclotron technology, we expect to be able to develop and tailor more affordable proton therapy systems designed for small, single-room centers as well as large, multi-room facilities."

         ACCEL has commissioned its newly developed superconducting medical cyclotron for proton therapy at the Paul Scherer Institute outside Zurich. Work is nearing completion on another installation at the Rinecker Proton Therapy Center in Munich and Varian hopes to complete commissioning that system this year.

         In addition to producing particle therapy products, ACCEL produces specialty linear accelerators and other physics instruments for research and science applications. ACCEL, which is based in Bergisch Gladbach near Cologne, Germany, has about 250 employees.

         Varian anticipates the acquisition will add annualized revenues of approximately $30 million in fiscal year 2007. Based on guidance given at the end of fiscal 2006, management expects that the addition of ACCEL's operations will reduce earnings per diluted share by about 3 percent in fiscal year 2007, be about neutral in fiscal year 2008, and be accretive thereafter. The business will report to Varian Vice President Lester Boeh, who is responsible for managing Varian's portfolio of emerging businesses.

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Varian Medical Systems Announces Intent To Acquire Accel                  Page 2
Instruments GmbH; Company To Supply Proton Therapy Cancer Systems for
Cancer Treatments

         The transaction is conditioned upon receipt of certain regulatory approvals, and is expected to close in late January.

PROTON THERAPY

         Unlike standard photon radiotherapy beams, which pass all the way through the patient's body, proton therapy beams can be designed to stop and distribute most of their radiation dose at the tumor. This makes it possible to improve certain cancer treatments by protecting more healthy tissue and thus reduce short- and long-term side effects in cases where surrounding healthy tissues are particularly sensitive to radiation.

         Proton therapy is not widely available because systems and treatments are many times more expensive than for standard photon radiotherapy. Experts in radiation oncology estimate that about 10 percent of the patients can benefit from having all or some of their treatment with protons. It is particularly useful in pediatric cases where the patient is still growing and is expected to live for a very long time. It is also useful for treatment of very large tumors, ocular tumors or other tumors adjacent to very sensitive healthy tissue. Today, there are about 30 proton treatment projects in the world either in clinical operation or under construction.

                                      # # #

Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of medical products for treating cancer and other medical conditions with radiotherapy, brachytherapy, and radiosurgery. The company is also a premier supplier of X-ray tubes and digital detectors for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,900 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

FORWARD LOOKING STATEMENTS:

Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning customer demand and acceptance of products or technology for proton therapy, and the outlook for Varian's orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "expect," "anticipates," "preparing," or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian's actual results to differ materially from those anticipated. Such risks and uncertainties include the successful finalization of the acquisition; the ability to integrate the operations of ACCEL into Varian and ACCEL's products into Varian products, the ability to retain the services of key ACCEL management and technical personnel; demand for Varian's and ACCEL's products; Varian's ability to develop and commercialize new products; the impact of competitive products and pricing; Varian's ability to maintain or increase operating margins; Varian's ability to protect its intellectual property; the risk of operations interruptions due to events beyond Varian's control; and the other risks listed from time to time in Varian's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.